Exhibit 99.1

Jason Industries Announces Completion of Fiber Solutions Sale

MILWAUKEE, WI, August 30, 2019 -- Jason Industries, Inc. (NASDAQ:JASN, JASNW) (the "Company" or "Jason Industries") announced today the successful completion of its previously announced sale of its Fiber Solutions segment to Motus Integrated Technologies for approximately $85 million. The sale price includes up to $5 million of consideration contingent on achievement of certain performance conditions during 2019. The Company expects to use the net proceeds from the sale transaction to reinvest in its remaining businesses or retire debt.

Additional information, including key terms and the financial impact of the transaction, are included in the Company’s second quarter earnings presentation available at investors.jasoninc.com.

About Jason Industries, Inc.
The Company is the parent company to a global family of manufacturing leaders within the finishing, components, and seating markets, including Osborn (Richmond, Ind. and Burgwald, Germany), Metalex (Libertyville, Ill.), and Milsco (Milwaukee, Wis.). Headquartered in Milwaukee, Wis., Jason employs more than 2,600 people in 13 countries. To learn more, please visit www.jasoninc.com.

Contact Information

Investor Relations
Rachel Zabkowicz
investors@jasoninc.com
414.277.2007